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                                                                      Exhibit 12

                            Berkshire Hathaway Inc.
                               1440 Kiewit Plaza
                             Omaha, Nebraska 68131

                                 June 13, 2001


The FINOVA Group Inc.
FINOVA Capital Corporation
4800 North Scottsdale Road
Scottsdale, Arizona 85251

Ladies and Gentlemen:

          Reference is made to the letter agreement dated June 10, 2001 (the "Letter Agreement") by and among Berkadia LLC, Berkshire Hathaway Inc ("Berkshire"), Leucadia National Corporation, The FINOVA Group Inc., and FINOVA Capital Corporation.

          Berkshire (which as used hereinafter means Berkshire Hathaway Inc. and its direct and indirect subsidiaries) hereby agrees not to transfer the New Senior Notes received by Berkshire pursuant to the Plan (as defined in the Letter Agreement) and purchased pursuant to the Tender Offer (as defined below) for a period of four (4) years from the Effective Date of the Plan. If Berkshire acquires New Senior Notes in addition to those received by it on the Effective Date of the Plan and purchased by it pursuant to the Tender Offer, Berkshire may transfer any New Senior Notes it owns so long as at all times during the four (4) years from the Effective Date it owns not less than the aggregate principal amount of New Senior Notes that it received on the Effective Date pursuant to the Plan and purchased pursuant to the Tender Offer. Nothing herein restricts Berkshire Hathaway Inc. from transferring ownership of New Senior Notes to any of its direct or indirect subsidiaries or restricts any such subsidiary from transferring ownership of New Senior Notes to Berkshire Hathaway
Inc. or any other such subsidiary.   As used in this paragraph, "transfer" means
any sale, transfer or other disposition of New Senior Notes, any short sale of New Senior Notes, and any hedge or derivative transaction that would result in Berkshire ceasing to have the economic risk of the holder of such New Senior Notes.

          In addition, if the Berkadia Loan is funded and the New Senior Notes are issued as contemplated by the Plan, then as soon as reasonably practicable thereafter, Berkshire will commence a tender offer for up to $500 million in aggregate principal amount of New Senior Notes, at a cash purchase price of 70% of par ($700 per $1,000 principal amount) (the "Tender Offer"). The Tender Offer will be made in compliance with all applicable securities laws and will remain open for the longer of 20 business days or 30 days. Berkshire will purchase any and all New Senior Notes validly tendered, up to the $500 million aggregate principal amount limit, and will prorate among tendering holders of the New Senior Notes if the Tender Offer is oversubscribed. Definitive offering documents to be prepared and distributed at that time will set forth the detailed terms of the Tender Offer, consistent with the above. Berkshire's obligations to commence and to consummate the Tender Offer will be subject to the conditions to be specified in those documents, which will be customary, but which will not include a financing condition.

          Berkshire's agreements herein are conditioned upon the same conditions, and will terminate upon the same events, as those conditions and events set forth in the Letter Agreement, as fully as if such conditions were set forth herein.
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          Capitalized terms used herein without definition have the meanings given them in the Amended and Restated Disclosure Statement with respect to the Joint Plan of Reorganization of Debtors under Chapter 11 of the United States Bankruptcy Code filed with the United States Bankruptcy Court for the District of Delaware on June 1, 2001. This letter amends and restates the letter agreement among the parties hereto dated June 10, 2001.

                                             Very truly yours,


                                             BERKSHIRE HATHAWAY INC.

                                             By:  /s/ Marc D. Hamburg
                                                  -------------------
                                                  Marc D. Hamburg
                                                  Vice President

Accepted and Agreed to
as of June 13, 2001

FINOVA Capital Corporation

By:    /s/ William J. Hallinan
       -----------------------
Name:  William J. Hallinan
Title: Pres. & CEO


THE FINOVA GROUP INC.

By:    /s/ William J. Hallinan
       -----------------------
Name:  William J. Hallinan
Title: Pres. & CEO